Exhibit 3.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS RESOURCES PUBLIC #16-2007(A) L.P.

THIS AMENDMENT NO. 1 to AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS RESOURCES PUBLIC #16-2007(A) L.P. (this “Amendment”), dated as of July 26, 2016, is entered into and effectuated by Atlas Resources, LLC, a Pennsylvania limited liability company and the managing general partner of Atlas Resources Public #16-2007(A) L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Section 8.05(b)(iv) of the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership, dated as of April 23, 2007 (as amended from time to time, the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.

RECITALS:

WHEREAS, Section 8.05(b)(iv) of the Limited Partnership Agreement provides that the Managing General Partner may, without the consent of the Participants, amend the Limited Partnership Agreement in any way the Managing General Partner deems necessary or desirable to, among other things, cure any ambiguity or to correct or supplement any provision of the Limited Partnership Agreement that may be inconsistent with any other provision of the Limited Partnership Agreement;

WHEREAS, the Limited Partnership Agreement contains inconsistencies and ambiguities regarding the withdrawal of the Managing General Partner under certain circumstances and regarding the events that will cause termination of the Partnership, including the following: (i) although Section 4.04(a)(1) of the Limited Partnership Agreement clearly provides that Atlas shall serve as the Managing General Partner until it is either removed or withdraws pursuant to the terms of the Limited Partnership Agreement, there may an ambiguity as to whether the terms of the Limited Partnership Agreement serve to override Sections 17-402(a)(4) and (5) of the Delaware Revised Uniform Limited Partnership Act (the “Act”), as permitted by the Act, and (ii) Section 7.01(b)(ii) of the Limited Partnership Agreement provides that the Partnership will terminate upon an event that causes dissolution under the Act, which is inconsistent with both Section 4.04(a)(1) of the Limited Partnership Agreement and Section 7.01(c) of the Limited Partnership Agreement, which provides that an event that causes dissolution under the Act does not result in termination of the Partnership;

WHEREAS, the Managing General Partner has determined that (i) it is necessary and desirable to cure such ambiguity in, and correct such inconsistency within, the Limited Partnership Agreement, (ii) amending the Limited Partnership Agreement as set forth herein does not materially and adversely affect the interests or rights of Participants, and (iii) it is in the best interest of the Partnership to effect this Amendment to provide for such changes.

AMENDMENT:

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Partnership Agreement is hereby amended as follows:

1. Section 4.04(a)(1) of the Limited Partnership Agreement is amended to add the following sentence to the end of the subsection:

For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, Atlas shall not cease to serve as Managing General Partner upon the happening of any event described in Section 17-402(a)(4) or 17-402(a)(5) of the Delaware Revised Uniform Limited Partnership Act.

2. Section 7.01(b)(ii) of the Limited Partnership Agreement is amended to read in its entirety as follows: “(ii) any event that causes the dissolution of a limited partnership under the Delaware Revised Uniform Limited Partnership Act, other than any such event that would not cause the dissolution of the Partnership pursuant to the terms of this Agreement, including any event described in Sections 17-402(a)(4) or 17-402(a)(5) of the Delaware Revised Uniform Limited Partnership Act.”

B. Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS RESOURCES PUBLIC #16-2007(A) L.P.

By:	Atlas Resources, LLC, its Managing General Partner

By:	/s/ Freddie M. Kotek
Name:	Freddie M. Kotek
Title:	President and CEO

[Amendment No. 1 to Amended and Restated Certificate and Agreement of Limited Partnership of Atlas Resources Public #16-2007(A) L.P.]